Exhibit 23.2.c


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-18139 on Form S-3 of Kansas City Power and Light Company of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Kansas City Power and Light Company for the year ended December 31, 2002.


/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2003